Filed pursuant to Rule 424(b)(3)
File No. 333-153862

Grant Park Fund May 2010 Update
June 17, 2010

Supplement dated June 17, 2010 to Prospectus dated April 1, 2010
Class	May ROR	YTD ROR	Net Asset Value	Net Asset Value per Unit
A	-3.8%	-5.6%	$62.5M	$1,345.19
B	-3.9%	-5.9%	$621.8M	$1,152.48
Legacy 1	-3.5%	-4.9%	$5.9M	$918.61
Legacy 2	-3.5%	-5.0%	$5.1M	$916.08
Global 1	-2.2%	-4.4%	$7.7M	$914.34
Global 2	-2.2%	-4.6%	$14.3M	$909.61
Global 3	-2.4%	-5.3%	$87.8M	$889.48
ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

Sector Commentary
Agriculturals/Softs:  Uncertainty regarding the global economy’s growth potential weighed on demand for grains and moved prices lower.  In the sugar markets, favorable weather conditions in India and Brazil produced a strong crop and drove prices down more than 5% in May.

Currencies: The ailing financial situation in Europe put heavy pressure on European currencies.  European debt concerns caused investors to purchase the U.S. dollar and Japanese yen, driving each higher against counterparts.  The New Zealand and Australian dollars declined sharply against most major currencies as risk-averse investors liquidated higher-yielding currencies.

Energy:  A stronger U.S. dollar put substantial pressure on the crude oil markets, moving prices nearly 15% lower.  Weak U.S. economic indicators and global equity market declines caused increased supply forecasts and also drove oil prices down. Natural gas prices rose as low prices spurred technical-buying.   Natural gas prices also rose based on the National Oceanic and Atmospheric Administration report predicting an active 2010 hurricane season.

Equities:  Global equity markets faltered as European debt concerns weakened investor sentiment.  Weaker-than-expected U.S. employment estimates added to the downturn in the equity markets.

Fixed Income:  U.S. fixed-income prices rose steadily as growth concerns and declines in the global equity markets caused investors to liquidate riskier assets.  In Europe, diminished demand for sovereign debt and Germany’s decision to ban the short-selling of various European debt instruments drove Bund prices higher.

Metals:  Safe-haven buying due to the financial situation in Europe led to gains in the gold markets.  Gold was also used to reduce exposure to the euro, which experienced heavy losses during the month.  Prices in the base metals markets predominantly fell as investors liquidated positions.  The main drivers behind declines were weak economic indicators and poor growth prospects for the global economy.

Sincerely,

David Kavanagh
President

Enclosures

Daily fund performance and weekly commentaries are available on our website at www.grantparkfunds.com.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION OFFERING BY PROSPECTUS ONLY.

Account Statement
(Prepared from books without audit)
For the month ended May 31, 2010

STATEMENT OF INCOME
Trading Income (Loss)	Month to Date Total	Year to Date Total
Realized Trading Income (Loss)	$-3,203,923	$-17,848,318
Change In Unrealized Income (Loss)	-22,435,662	-3,924,564
Brokerage Commission	-543,578	-2,697,004
Exchange, Clearing Fee and NFA Charges	-35,146	-191,699
Other Trading Costs	-524,840	-2,259,754
Change in Accrued Commission	82,021	53,014
Net Trading Income (Loss)	-26,661,128	-26,868,325

Other Income	Month to Date Total	Year to Date Total
Interest, U.S. Obligations	$523,140	$1,574,297
Interest, Other	-76,277	429,004
U.S. Government Securities Gain (Loss)	0	0
Total Income (Loss)	-26,214,265	-24,865,024

Expenses	Month to Date Total	Year to Date Total
Management Fee	$0	$0
Incentive Fee	185,406	744,154
Operating Expenses	170,257	849,240
Organization and Offering Expenses	193,806	963,526
Brokerage Expenses	4,170,324	20,975,233
Total Expenses	4,719,793	23,532,153

Net Income (Loss)	$-30,934,058	$-48,397,177

Statement of Changes in Net Asset Value	Month to Date Total	Year to Date Total
Beginning Balance	$835,899,922	$831,270,498
Additions	7,023,678	66,462,244
Net Income (Loss)	-30,934,058	-48,397,177
Redemptions	-6,809,728	-44,155,751
Balance at MAY 31, 2010	$805,179,814	$805,179,814

PERFORMANCE SUMMARY BY CLASS
Class	Net Asset Value per Unit	Units	Net Asset Value	ROR – Month to Date ROR – Year to Date
A	$1,345.194	46,462.40397	$62,500,952	-3.83%	-5.61%
B	$1,152.481	539,548.36930	$621,819,094	-3.88%	-5.87%
Legacy 1	$918.613	6,443.16439	$5,918,776	-3.53%	-4.92%
Legacy 2	$916.084	5,561.41317	$5,094,721	-3.53%	-5.02%
Global 1	$914.336	8,471.27363	$7,745,591	-2.21%	-4.44%
Global 2	$909.612	15,705.13441	$14,285,581	-2.24%	-4.61%
Global 3	$889.479	98,726.42530	$87,815,101	-2.38%	-5.34%

To the best of my knowledge and belief the information contained herein is accurate and complete.

__________________________________________________________
David Kavanagh, President
For Dearborn Capital Management, LLC
General Partner of Grant Park Futures Fund, Limited Partnership